UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___ )

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Zareba Systems, Inc.

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NOTICE AND INVITATION

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 6, 2008
ZAREBA SYSTEMS, INC.
13705 26th Avenue N., Suite 102
Minneapolis, MN 55441

YOUR PERSONAL INVITATION
October 3, 2008
Dear Shareholder:
We are pleased to notify you that the Annual Meeting of Shareholders of Zareba Systems, Inc. will be held on Thursday, November 6, 2008, at 2:30 p.m., CDT, at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota, 55402 for the following purposes:
(1)	To set the number of directors at five (5);

(2)	To elect the three Class I directors named in the proxy statement for the meeting;

(3)	To ratify the appointment of Virchow, Krause & Company LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009; and

(4)	To transact such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on September 11, 2008 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting.
Our Board of Directors and I cordially invite you to attend this meeting. Whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy card and return it promptly in the pre-addressed envelope provided or by fax to 763-509-7450. If you later decide to revoke your proxy, you may do so at any time before it is exercised.

Sincerely,
/s/ Dale A. Nordquist
Dale A. Nordquist
President and Chief Executive Officer

ZAREBA SYSTEMS, INC.
ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

OUTSTANDING SHARES, VOTING RIGHTS AND GENERAL MATTERS
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Zareba Systems, Inc. of proxies to be voted at our Annual Meeting of Shareholders to be held on November 6, 2008, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournment thereof. The Board of Directors has fixed September 11, 2008 as the record date for determining shareholders entitled to vote at the 2008 Annual Meeting. Holders of Common Stock of record at the close of business on September 11, 2008 will be entitled to vote at the 2008 Annual Meeting. Each share of Common Stock entitles the holder to one vote; shareholders are not entitled to cumulate their votes in the election of directors. As of September 11, 2008, there were 2,465,696 shares of Common Stock issued and outstanding and entitled to vote at the 2008 Annual Meeting.
If the enclosed proxy is properly executed and returned to us, all shares represented thereby will be voted as directed. If no direction is made, the proxy will be voted in favor of (i) setting the number of directors proposed by the Board of Directors, (ii) the directors nominated by the Board of Directors, and (iii) ratifying the selection of our independent registered public accounting firm. Any shareholder providing a proxy may revoke it at any time prior to its use at the 2008 Annual Meeting by giving written notice of such revocation to the Secretary or other officer of Zareba Systems or by filing a new written proxy with an officer of Zareba Systems. Personal attendance at the 2008 Annual Meeting is not, by itself, sufficient to revoke a proxy unless written notice of the revocation or a subsequent proxy is delivered to an officer before the revoked or superseded proxy is used at the 2008 Annual Meeting.
The presence at the 2008 Annual Meeting in person or by proxy of the holders of thirty-three and one-third percent (33 1/3%) of the outstanding shares of Common Stock of Zareba Systems entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a non-vote proxy, indicating lack of authority to vote on such proposal, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum; however, such non-vote will not be deemed to be represented at the meeting for purposes of calculating the vote with respect to such proposal. If a shareholder abstains from voting as to any proposal, then the shares held by such shareholder shall be deemed to be present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such proposal; however, the vote abstained shall not be deemed to have been voted in favor of such proposal and will have the same effect as a vote against such proposal. Proxies which are signed but which lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting.
If you are the beneficial owner, but not the record holder, of shares of Common Stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2008 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2008 annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to our Chief Financial Officer at 13705 26th Avenue N., Suite 102, Minneapolis, MN 55441. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.
The mailing address of the principal administrative offices of Zareba Systems is 13705 26th Avenue N., Suite 102, Minneapolis, MN 55441. We expect that this Proxy Statement and the related Proxy and Notice of Meeting will first be mailed to our shareholders on or about October 3, 2008.

CORPORATE GOVERNANCE
Our business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and our Articles of Incorporation and Bylaws. Members of the Board of Directors are informed of our business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. The corporate governance practices that we follow are summarized below.
Independence
The Board of Directors has determined that a majority of its members are “independent” as defined by the listing standards of the Nasdaq Stock Market since none of them are believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our current independent directors are Eugene W. Courtney, William R. Franta and Michael L. Bochert. During the fiscal year ended June 30, 2008, Dale A. Nordquist was an independent director until our announcement on June 3, 2008 that Mr. Nordquist was appointed as our President and Chief Executive Officer. Mr. Bochert was elected to the Board as a new independent director on August 4, 2008. The Board has also determined that it satisfies the independence standards of the Nasdaq Stock Market with respect to the membership of the Board’s Audit Committee, Nominating Committee and Compensation Committee.
Code of Business Conduct and Ethics
The Board has approved a Code of Business Conduct and Ethics, which applies to all of our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Business Conduct and Ethics addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading. The Code of Business Conduct and Ethics is available free of charge through our website at www.zarebasystemsinc.com and is available to any shareholder who sends a request for a paper copy to Zareba Systems, Inc., Attn. Director of Investor Relations, 13705 26th Avenue N., Suite 102, Minneapolis, MN 55441. Zareba Systems intends to include on its website any amendment to, or waiver from, a provision of its code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and controller that relates to any element of the code of ethics definition enumerated in Item 406(d) of Regulation S-K. Zareba Systems has contracted with an independent professional organization to provide anonymous hotline services that permit its employees to communicate any concerns about behavior or practices of Zareba Systems, its employees, officers or directors. The service was established to assist the Board of Directors in effective internal control.
Meeting Attendance
Board and Committee Meetings. The Board held six meetings during fiscal year 2008. Each current director attended one hundred percent (100%) of the aggregate number of meetings of the Board and of the Committees of which he is a member.
Annual Meeting of Shareholders. We do not have a policy that requires members of the Board to attend the Annual Meeting of Shareholders. For a number of years, the Board of Directors has conducted a meeting immediately before the Annual Meeting of Shareholders. Directors who have been able to attend such Board meetings have also attended the Annual Meeting of Shareholders. All of our directors attended the 2007 Annual Meeting.
Executive Sessions of the Board
An executive session of independent directors is held following each Board meeting and at such other times as necessary.
Committees of the Board
Our Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Nominating Committee.
Audit Committee. The Audit Committee consists of Messrs. Franta, Courtney and Bochert, all of whom are outside directors. Mr. Bochert joined the Audit Committee as an outside director on August 4, 2008, and Dale A. Nordquist served as a member of the Audit Committee until our announcement on June 3, 2008 of his appointment as our President and Chief Executive Officer. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the current rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committees, Rule 4350(d)(2), including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200(a)(15). The Audit Committee generally oversees the structure of our internal controls, reviews the selection of the independent auditors, reviews the annual audit plan, and oversees our financial reporting. The Audit Committee is responsible for the engagement of our independent accounting firm and reviews other matters relating to our relationship with our independent accounting firm. The Audit Committee Charter is publicly-available on our website at www.zarebasystemsinc.com.
The Board has determined that William R. Franta is the “audit committee financial expert” as defined by Item 407(d) of Regulation S-K. We acknowledge that the designation of Mr. Franta as the audit committee financial expert does not impose on Mr. Franta any duties, obligations or liability that are greater than the duties, obligations and liability imposed on Mr. Franta as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.
The Audit Committee’s Report is included on page 11. The Audit Committee met five times during fiscal year 2008.
Compensation Committee. The Compensation Committee, consisting of Mr. Franta, Mr. Courtney and Mr. Bochert, recommends to the Board of Directors from time to time the salaries to be paid to our executive officers and any plan for additional compensation it deems appropriate. Mr. Nordquist was a member of the Compensation Committee until his appointment as President and Chief Executive Officer, and Mr. Bochert became a member of the Committee on August 4, 2008. This Committee is vested with the same authority as the Board of Directors with respect to the granting of awards and the administration of our stock plans, including the 2004 Equity Incentive Plan. A copy of the current Charter for the Compensation Committee is available on our website at www.zarebasystemsinc.com. The Compensation Committee met five times during fiscal year 2008.
Nominating Committee. The Nominating Committee, consisting of Mr. Franta and Mr. Courtney, recommends candidates for our Board of Directors. A copy of the current Charter for the Nominating Committee is available on our website at www.zarebasystemsinc.com. There was one meeting of the Nominating Committee in fiscal year 2008.
The Nominating Committee assists the Board of Directors with fulfilling its responsibility regarding selection of candidates for our Board of Directors, reviewing the composition of the Board and evaluating the performance of Board members. The Nominating Committee will consider candidates for nomination as a director recommended by shareholders, directors, third party search firms and other sources. In evaluating director nominees, a candidate should have certain minimum qualifications, including being able to read and understand basic financial statements, have high moral character and mature judgment, and be able to work collegially with others. In addition, appropriate factors such as the following will be considered:
•	the size and composition of the Board;

•	the needs of the Board with respect to particular talents and experiences;

•	the knowledge, skills and experience of the nominee; and

•	legal and regulatory requirements.
Shareholders who wish to recommend one or more directors must provide a written recommendation to our Chief Financial Officer. Notice of a recommendation must include the shareholder’s name, address and the number of Zareba Systems shares owned, along with information with respect to the person being recommended, i.e., name, age, business address, residence address, current principal occupation, five-year employment history with employer names and a description of the employer’s business, the number of shares beneficially owned by the prospective nominee, whether such person can read and understand basic financial statements and other board memberships, if any. The recommendation must be accompanied by a written consent of the prospective nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Zareba Systems may require any nominee to furnish additional information that may be needed to determine the eligibility of the nominee.
In addition, our Bylaws permit shareholders to nominate directors for consideration at a meeting of shareholders at which one or more directors are to be elected. For a description of the process for nominating directors in accordance with our Bylaws, see “Shareholder Proposals and Nominations of Director Candidates” on page 12.
Communications with the Board
Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Chief Financial Officer at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. The communication will not be opened before being forwarded to the intended recipient, but it will go through normal security procedures. Shareholder communications to the Board should be sent to:
Chief Financial Officer
Zareba Systems, Inc.
13705 26th Avenue N., Suite 102
Minneapolis, MN 55441

COMPENSATION OF DIRECTORS
Each non-employee, non-officer director, excluding Mr. Grimstad, receives an annual retainer fee of $16,000 and meeting attendance fees of (i) $750 for each quarterly meeting of the Board attended, (ii) $50 for each breakfast or dinner meeting of the Board attended and (iii) $500 for each meeting of a Committee attended on which he serves. The chair of the Audit and Compensation Committees receives an additional annual retainer of $5,000 per committee. Effective March 1, 2008, the Chairman of the Board receives an annual retainer of $7,500 and the chair of the Nominating Committee receives an annual retainer of $3,000. Each director receives reimbursement of travel expenses. Such directors also receive a monthly stipend of $50 to cover miscellaneous travel, telephone and meal expenses associated with Board responsibilities.
Compensation of our directors during fiscal year 2008 appears in the following table:

	Fees earned	All other
	or paid in	compensation
Name	cash ($)	($) (4)	Total ($)

Eugene W. Courtney	26,000	600	26,600
William R. Franta (1)	39,500	600	40,100
John A. Grimstad (2)	—	—	—
Dale A. Nordquist (3)	25,000	600	25,600

(1)	Mr. Franta’s fees include annual retainers totaling $13,500 for serving as Chairman of the Board of Directors and of the Audit, Compensation and Nominating Committees.

(2)	Mr. Grimstad serves as our outside legal counsel and does not receive cash compensation for Board services.

(3)	Amounts represent the compensation paid to Mr. Nordquist as an independent director prior to the announcement of his appointment as President and Chief Executive Officer on June 3, 2008.

(4)	Amount represents the $50 monthly stipend for miscellaneous travel and incidental expenses.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Under its charter, the Audit Committee has the responsibility to review and approve all related party transactions to which we may be a party prior to their implementation. To management’s knowledge, no director, officer or five percent shareholder or any family members of such persons had in fiscal year 2007 or 2008, or currently has, any material interest, direct or indirect, in any transaction in which Zareba Systems was involved that would require disclosure under Item 404 of Regulation S-K.
SETTING THE NUMBER OF DIRECTORS AND ELECTION OF DIRECTORS
(Proposals #1 and #2)
Our Amended and Restated Bylaws provide that the number of directors shall be determined by the shareholders at each Annual Meeting, provided that the number shall not be less than three (3) or more than nine (9). The Board of Directors recommends setting the number of directors at five (5) at this Annual Meeting. Under applicable Minnesota law and our Bylaws, approval of the proposal to set the number of directors at five (5) requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter. Each proxy will be voted for or against such number or not voted at all as directed by the shareholder.
Provided that the number of directors is set at seven (7) or less, our Amended and Restated Bylaws provide for the election of two classes of directors, designated as Class I and Class II, with staggered terms. If there are more than seven (7) directors, the directors are to be divided into three (3) classes, designated as Class I, Class II, and Class III. If there are three (3) classes, each class is to consist of, as nearly as possible, one-third of the total number of directors constituting the entire Board of Directors. Three Class I directors will be elected at the 2008 Annual Meeting, each for a term of three years ending in 2011, and the nominees are current board members William R. Franta, John A. Grimstad and Dale A. Nordquist. The Board of Directors recommends that all of the nominees be elected at this Annual Meeting. Under applicable Minnesota law, the election of each nominee requires the affirmative vote by a plurality of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter. In the absence of other instructions, each proxy will be voted for each of the nominees.

Following is information about our current directors:

			First Became
Name	Age	Principal Occupation	a Director

William R. Franta Class I, nominee	66	Technology Consultant	1997
John A. Grimstad Class I, nominee	58	Vice President of Fredrikson & Byron, P.A.	1996
Dale A. Nordquist Class I, nominee	53	President and Chief Executive Officer of Zareba Systems	2004
Eugene W. Courtney Class II, term expires 2009	72	Independent Management Consultant	2003
Michael L. Bochert Class II, term expires 2009	64	Independent Investment Banker	2008
Business Experience of Directors
The following information is presented as to each director’s business experience during the past five years and his directorships of other publicly held corporations:
Mr. Franta is currently an independent business, market and technology consultant to several venture finance companies. From October 2000 to May 2003, he was Director Venture Finance for GATX Corporation. From June 1999 to October 2000, he was the Vice President of Product Strategies at REAL Solutions, Ltd. From August 1997 to February 2000, he was the Vice President of Marketing at Centron in Minneapolis, MN. Between February 1997 and August 1997, he was a Business Development and Technology Consultant in Minneapolis, MN. From January 1987 to February 1997, he served as Senior Vice President of Network Systems Corporation.
Mr. Grimstad has been engaged in the private practice of law since 1977 and has been a Vice President and shareholder of Fredrikson & Byron, P.A., our principal outside counsel, since 1984. Mr. Grimstad has served as our Secretary since 1995.
Mr. Nordquist has been a director since 2004 and became our President and Chief Executive Officer in June 2008. Mr. Nordquist served as Senior Vice President of Sales and Marketing of Winland Electronics, Inc. from December 2002 to June 2008. From October 2001 to December 2002, Mr. Nordquist was the Vice President of Sales — EMS Western Region for Winland Electronics. From May 1999 to October 2001, Mr. Nordquist served as Vice President of Sales and Marketing for Quickdraw Conveyor Systems, Inc. From 1981 to May 1999, Mr. Nordquist served as Vice President of Sales and Marketing for HEI, Inc., a Minnesota based designer and manufacturer of ultra-miniature electronic devices and high technology products incorporating these devices.
Mr. Courtney has served as an independent management consultant since December 1998. From October 1999 to February 2001, he served as President and Chief Executive Officer of RSI Systems, Inc., a company that designs, manufactures and distributes videoconferencing systems. Mr. Courtney served as Chief Executive Officer of HEI, Inc., a company which designs and manufactures microelectronics, from 1990 until December 1998; he also served as HEI’s President from 1990 to July 1998 and as its Executive Vice President from 1988 to 1990.
Mr. Bochert has been a director since August 2008. Mr. Bochert is currently an independent investment banker and has 40 years of experience in investment banking and finance. From August 2007 to February 2008, Mr. Bochert was Executive Vice President of Corporate Strategy and Finance of the John Ryan Company. From 2004 to 2007, Mr. Bochert was a Managing Director of Investment Banking of Cherry Tree Securities, LLC, and from 2001 to 2004 he was a Principal with the Stonehill Group. Mr. Bochert has also held positions with Dain Bosworth, L.F. Rothschild, Unterberg, Towbin, and Piper, Jaffray & Hopwood, and was the founding President of the Minnesota Cooperation Office.
PRINCIPAL SHAREHOLDERS
The following table provides information concerning the only persons known to us to be the beneficial owners of more than 5% of our outstanding Common Stock as of September 11, 2008.
Unless otherwise indicated in the footnotes to the table, each shareholder named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite the shareholder’s name. We have based our calculation of the percentage of beneficial ownership on 2,465,696 shares of Common Stock outstanding on September 11, 2008.

	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned (1)		Percent of Class
Duane Schiefelbein 1670 Robert Street, P.O. Box 357 West St. Paul, MN 55118-3919	174,868	(2)	7.1%
Woodland Investment Company 3007 Skyway Circle North, Irving, TX 75038	258,000	(3)	10.5%
Heartland Advisors, Inc. 789 North Water Street, Milwaukee, WI 53202	237,000	(4)	9.6%
Nicole F. Kohl Gift Trust 3007 Skyway Circle North, Irving, TX 75038	135,000	(5)	5.5%

(1)	Under the rules of the Securities and Exchange Commission, an individual is also deemed to beneficially own shares which are not outstanding but which the individual has the right to acquire as of September 11, 2008 or within 60 days of such date. Such shares not outstanding but so deemed beneficially owned are treated as outstanding when determining the percent of the class owned by the particular individual and when determining the percent owned by the group.

(2)	Represents 4,000 shares held by Mr. Schiefelbein and 170,868 shares held by Peace Shalom Foundation. Mr. Schiefelbein is the trustee of Peace Shalom Foundation and has voting and investment power of such shares. We have relied upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission by Mr. Schiefelbein on January 14, 2008.

(3)	According to the most current Schedule 13D filed by Woodland Investment Company and information provided to us, the power to vote and dispose (or to direct the vote or disposition) of such shares is shared with Atlee M. Kohl and Nicole F. Kohl, each of whom are thereby deemed to be beneficial owners of such shares.

(4)	Represents shares held for clients of Heartland Advisors, Inc. (“Heartland”), over which Heartland has shared dispositive power, and William J. Nasgovitz, President and principal shareholder of Heartland, may be deemed to have both voting and investment power over the shares. We have relied on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2008 by Heartland and Mr. Nasgovitz.

(5)	According to the most current Schedule 13D filed by Kohl Gift Trust and information provided to us, the power to vote and dispose (or to direct the vote or disposition) of such shares is shared by the Northern Trust Company and Atlee M. Kohl, trustees of the Kohl Gift Trust. Mr. Kohl is deemed to be a beneficial owner of such shares.
MANAGEMENT SHAREHOLDINGS
The following table sets forth the beneficial ownership of our Common Stock as of September 11, 2008 by (i) each director, (ii) the executive officers named in the Summary Compensation Table on page 9, and (iii) all directors and executive officers as a group, as of September 11, 2008.
Unless otherwise indicated in the footnotes to the table, each shareholder named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite the shareholder’s name. We have based our calculation of the percentage of beneficial ownership on 2,465,696 shares of Common Stock outstanding on September 11, 2008.

	Number of Shares
Name of Officer or Director	Beneficially Owned (1)		Percent of Class
Dale A. Nordquist	11,527	(2)	*
Michael L. Bochert	0		*
Eugene W. Courtney	10,025	(3)	*
William R. Franta	25,025	(4)	1.0%
John A. Grimstad	45,875	(5)	1.9%
Donald J. Dalland	16,574	(6)	*
Jeffrey S. Mathiesen	0		*
Officers and Directors as a Group (7 persons)	109,026	(7)	4.3%

*	Less than 1%.

(1)	Under the rules of the Securities and Exchange Commission, an individual is also deemed to beneficially own shares which are not outstanding but which the individual has the right to acquire as of September 11, 2008 or within 60 days of such date. Such shares not outstanding but so deemed beneficially owned are treated as outstanding when determining the percent of the class owned by the particular individual and when determining the percent owned by the group.

(2)	Includes 10,025 shares which may be purchased by Mr. Nordquist upon exercise of options which are or will become exercisable within

60 days of September 11, 2008.

(3)	Represents 10,025 shares which may be purchased by Mr. Courtney upon exercise of options which are or will become exercisable within 60 days of September 11, 2008.

(4)	Represents 25,025 shares which may be purchased by Mr. Franta upon exercise of options which are or will become exercisable within 60 days of September 11, 2008.

(5)	Includes 3,300 shares held by Mr. Grimstad’s wife and 20,000 shares which may be purchased by Mr. Grimstad upon exercise of options which are or will become exercisable within 60 days of September 11, 2008.

(6)	Includes 9,750 shares which may be purchased by Mr. Dalland upon exercise of options which are or will become exercisable within 60 days of September 11, 2008.

(7)	Includes 74,825 shares which may be purchased by officers and directors upon exercise of options which are or will become exercisable within 60 days of September 11, 2008.
EXECUTIVE OFFICERS
Set forth below are the names and ages of current executive officers of Zareba Systems, Inc., as well as information regarding their positions with Zareba Systems and their business experiences. There are no family relationships among any of the officers named, nor is there any arrangement or understanding pursuant to which any person was selected as an officer.
Dale A. Nordquist. See “Setting the Number of Directors and Election of Directors” for information with respect to Mr. Nordquist.
Jeffrey S. Mathiesen, age 47, has served as our Vice President and Chief Financial Officer since December 2005. From July 2004 to December 2005, Mr. Mathiesen was Vice President and Chief Financial Officer of Delphax Technologies, Inc. From April 2003 to July 2004, Mr. Mathiesen headed The Mathiesen Group, Inc., a provider of management and financial consulting services. From September 1996 to April 2003, Mr. Mathiesen was Vice President and Chief Financial Officer, then Vice President of Business Development for Micro Component Technology, Inc.
Donald G. Dalland, age 48, has served as our Vice President, Engineering and Operations since November 2005. From October 1994, when he joined us, to November 2005, Mr. Dalland served as our Vice President of Manufacturing. Prior to joining Zareba Systems Mr. Dalland was Manufacturing Manager with Zytec Corporation, a power supply manufacturer.
EXECUTIVE COMPENSATION
Overview
In this section we describe our compensation programs and policies and the material elements of compensation for the executive officers named in the Summary Compensation Table, who we refer to as our named executive officers.
Employment Agreements
We entered into an employment agreement dated July 1, 1995 with Jerry W Grabowski, who served as our Chief Executive Officer until his resignation on June 2, 2008. The agreement provided for an annual base salary, adjusted annually, incentive compensation and termination benefits. The termination benefits are described below in the narrative entitled “Severance Arrangements,” and payments made during 2008 pursuant to such arrangements are reflected in the Summary Compensation Table. Mr. Grabowski’s employment agreement contained provisions that prohibit him from engaging or participating in a competitive business or soliciting Zareba’s customers or employees for one year following termination of his employment. The agreement also contained provisions that restrict disclosure by Mr. Grabowski of our confidential information and assign ownership to us of inventions created by him in connection with his employment.
Dale A. Nordquist was appointed as our President and Chief Executive Officer on June 2, 2008 and began serving in such position on June 30, 2008. In connection with this appointment, we entered into an employment agreement with Mr. Nordquist. Under the employment agreement, Mr. Nordquist will serve as an at will employee until his employment is terminated in accordance with the terms of the agreement or he resigns. The employment agreement provides for an initial annual base salary of $190,000, and Mr. Nordquist will be eligible to participate in any executive management incentive programs approved by the Board from time to time, with the maximum payout in any year to be 50% of his then current annual base salary. For our fiscal year ending June 30, 2009, Mr. Nordquist shall be entitled to a minimum incentive compensation award of $20,000. Mr. Nordquist will be also entitled to participate in all of our employee benefit plans. The employment agreement provides that from time to time, the Board may grant to Mr. Nordquist stock options, restricted stock or other equity-based awards, as further described below in the narrative entitled “Equity Awards.” The agreement provides for termination benefits which are described below in the narrative entitled “Severance Arrangements.” Mr. Nordquist has agreed to a covenant not to compete and a non-solicitation covenant following termination of the agreement.
We have not entered into employment agreements with any other employees.
Base Salary
The Compensation Committee evaluates the competitiveness of base salaries based on information drawn from a variety of sources, including published and proprietary survey data and our own experience recruiting and retaining executives, although complete information is not easily obtainable. Our base salary levels are intended to be consistent with competitive practice and level of responsibility, with salary increases reflecting competitive trends, our overall financial performance and the performance of the individual executive. Base salary compensation for our executive officers is reviewed during the second fiscal quarter of each fiscal year, with changes in annual base compensation, if any, effective January 1 of each year.
Equity Awards
Equity awards to our named executive officers generally consist of incentive stock options, which the Compensation Committee periodically grants to provide additional incentives to maximize our share value and to make equity ownership an important component of executive compensation. Stock option award levels are determined based on market data, and vary based on an individual’s position within our company, time at our company, and contributions to our performance. Equity incentives are reviewed from time to time as the Compensation Committee determines the need to ensure that equity incentives are properly aligned with our objectives. Stock options are granted at the closing market price of our Common Stock on the date of grant and vest over time.
Pursuant to the employment agreement dated June 30, 2008 with Mr. Nordquist, we granted Mr. Nordquist an initial option to purchase 40,000 shares of Common Stock, which grant will vest in four equal increments on each of the first four anniversaries of the date of grant. The grant to Mr. Nordquist is subject to the terms of our 2004 Equity Incentive Plan and an Incentive Stock Option Agreement.
Cancellation of Incentive Stock Options
Effective June 30, 2008, we entered into a Voluntary Cancellation Agreement of Incentive Stock Option Agreement with each of Jeffrey S. Mathiesen, our Chief Financial Officer, and Donald G. Dalland, our Vice President, Engineering and Operations. These agreements cancelled an Incentive Stock Option Agreement, dated December 10, 2005, with Mr. Mathiesen to purchase 35,000 shares of Common Stock, and an Incentive Stock Option Agreement, dated October 27, 2005, with Mr. Dalland to purchase 30,000 shares of Common Stock. In consideration of recent changes to the executive management team and strategic changes, we and Messrs. Mathiesen and Dalland determined that the performance measurements, vesting criteria and exercise prices of the stock options were no longer appropriate to provide the intended incentive to the option holders and were therefore cancelled. No consideration was paid or received by us or the option holders related to these cancellations.
Non-Equity Incentive Compensation
Our Compensation Committee periodically uses annual cash awards to motivate executives to achieve target performance for short-term goals, specifically, sales, sales performance and timeliness of new product and market initiatives, and net income. The Compensation Committee generally commences its review of annual incentive compensation plans in the fourth quarter of each fiscal year, in conjunction with approval of our annual operating plan for the following year. Incentive compensation payments are determined in the following year, upon completion of our audited financial statements for the prior fiscal year and the filing of such financial statements on Form 10-K. Annual incentive compensation for executive officers during fiscal year 2007 was determined in accordance with the incentive criteria established by the Committee. No annual incentive compensation was paid to our named executive officers in fiscal year 2008.
Perquisites and Other Personal Benefits
We provide the named executive officers with certain perquisites and other personal benefits. These perquisites and other personal benefits include personal use of a company-leased automobile for the former Chief Executive Officer, matching amounts under our 401(k) plan, and certain medical, dental, life insurance, and long term disability insurance benefits beyond those available to all other employees.

Severance Arrangements
On June 2, 2008, Jerry W. Grabowski resigned as our President and Chief Executive Officer and from our Board of Directors. In connection with this resignation, we and Mr. Grabowski entered into a Resignation Agreement and Release. Pursuant to the Resignation Agreement, and in full satisfaction of our obligations under its Employment Agreement with Mr. Grabowski dated July 1, 1995, we agreed to pay to or on behalf of Mr. Grabowski (i) his base salary in effect on June 2, 2008 over the course of one year in 26 installments, (ii) the costs of all existing health/medical and other benefit plans in which Mr. Grabowski was a participant on June 2, 2008, or provide substantially the same benefits, for a period of 12 months, (iii) his accrued but unused vacation as of June 2, 2008, and (iv) continued automobile lease payments and insurance through the end of the current lease term, but in no event after December 31, 2008. The parties agreed that Mr. Grabowski would not receive any incentive compensation for fiscal 2008. The payments to Mr. Grabowski represent substantially the same amounts that would have otherwise been payable to Mr. Grabowski under the Employment Agreement in the event of his termination by us. The Resignation Agreement also includes a release by Mr. Grabowski of any claims that he may have against us.
Our employment agreement with Mr. Dale A. Nordquist, dated June 30, 2008, provides that if we terminate Mr. Nordquist’s employment without cause, he will continue to receive his base salary for a period of 12 months following termination, subject to a lump sum payment if the termination occurs before December 31, 2008 and subject to a capped amount based upon provisions of the Internal Revenue Code if the termination occurs after December 31, 2008.
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for fiscal years 2008 and 2007:

					Non-Equity
				Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Compensation	Total
Position	Year	($)	($)(3)	($)(4)(5)	($)(6)	($)(7)	($)
Dale A. Nordquist (1)	2008	731	—	1,725	—	—	2,456
President and Chief Executive Officer
Jerry W. Grabowski (2)	2008	247,914	—	25,900	—	321,982	595,796
President and Chief	2007	253,515	—	25,900	107,000	—	386,415
Executive Officer
Jeffrey S. Mathiesen	2008	177,531	—	—	—	10,116	187,647
Vice President and	2007	170,088	5,000	—	48,000	—	223,088
Chief Financial Officer
Donald G. Dalland	2008	175,331	—	—	—	8,013	183,344
Vice President,	2007	168,177	—	—	40,000	—	208,177
Engineering and Operations

(1)	Mr. Nordquist joined us as President and Chief Executive Officer effective June 30, 2008.

(2)	Mr. Grabowski resigned from his positions with us on June 2, 2008.

(3)	Fiscal year 2007 amount represents the bonus payment to Mr. Mathiesen in recognition of work related to the sale of Waters Medical Systems, Inc.

(4)	Represents the amounts recognized for financial statement reporting purposes for the 2008 and 2007 fiscal years in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123(R)), and thus may include amounts from awards granted in and prior to such years. The assumptions used to determine the valuation of the 2008 awards are discussed in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008. See the table entitled “Outstanding Equity Awards at Fiscal Year-End” and the narrative discussion entitled “Equity Awards” for further information regarding stock option awards.

(5)	Pursuant to the June 30, 2008 cancellation of stock options for 35,000 shares of Common Stock previously granted to Mr. Mathiesen and the June 30, 2008 cancellation of stock options for 30,000 shares of Common Stock previously granted to Mr. Dalland, the Summary Compensation Table excludes $138,600 and $120,300 for Mr. Mathiesen and Mr. Dalland,

respectively, which amounts were recognized by us in fiscal 2008 for financial statement reporting purposes in accordance with SFAS 123(R). Such amounts were excluded from the Summary Compensation Table as the named executive officers derived no benefit as a result of the cancellation.

(6)	Represents non-equity incentive compensation earned in fiscal year 2007 pursuant to performance criteria established by the Compensation Committee, as described above in the narrative entitled “Non-Equity Incentive Compensation.”

(7)	Fiscal year 2008 amounts consisted of the following:

		Company-Paid	Company-Paid
	Match of 401(k)	Medical and Life	Automobile	Accrued
	Contribution	Insurance Premiums	Lease	Severance
Mr. Grabowski	$5,499	$5,294	$1,481	$309,708
Mr. Mathiesen	$3,721	$6,395	—	—
Mr. Dalland	$3,767	$4,246	—	—
Mr. Grabowski’s accrued severance includes continuation of base pay and benefits as specified in the Resignation Agreement dated June 2, 2008 and described above in the narrative entitled “Severance Arrangements.” Perquisites totaled less than $10,000 for each named executive officer in fiscal year 2007.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards held by our named executive officers at fiscal year end 2008:

	Number of
	Securities	Number of Securities		Option
	Underlying	Underlying		Exercise	Option
	Unexercised Options	Unexercised Options		Price	Expiration
Name	(#) Exercisable	(#) Unexercisable		($)	Date

Dale A. Nordquist	5,025	—		8.47	11/3/14
	5,000	—		8.38	10/27/15
	—	40,000	(1)	2.45	6/2/18

Donald G. Dalland	4,875	—		3.63	2/5/09
	4,875	—		4.00	2/5/10

(1)	Options become exercisable in 10,000 share increments on June 2 of each of 2009, 2010, 2011 and 2012.
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent (10%) of the registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based on a review of the copies of such reports furnished to us during the fiscal year ended June 30, 2008, our officers, directors, and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal #3)
Virchow, Krause & Company, LLP acted as our independent registered public accounting firm for the fiscal year ended June 30, 2008 and has been selected by the Audit Committee to act as our auditors for the fiscal year ending June 30, 2009. The Board wishes to submit the selection of Virchow, Krause & Company, LLP to the shareholders for ratification, based upon the recommendation of the Audit Committee. The Audit Committee retains discretion at all times to select our independent registered public accounting firm, notwithstanding ratification by our shareholders. In the event the shareholders do not approve such selection, the Audit Committee will reconsider its selection. Representatives of Virchow, Krause & Company, LLP are expected to be present at the 2008 Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.
Vote Required
The Board of Directors recommends that the shareholders ratify the appointment of Virchow, Krause & Company, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009. Under applicable Minnesota law, the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the 2008 Annual Meeting with authority to vote on such matter is required.
Fees
The aggregate fees billed by Virchow Krause for fiscal years 2008 and 2007 are as follows:

	2008	2007

Audit Fees	$215,638	$167,065
Audit-Related Fees	0	0
Tax Fees	43,895	21,875
All Other Fees	0	0

	$259,533	$188,940
Audit-related fees in 2008 include fees for the 2008 audit. Tax fees in 2008 include fees for services provided in connection with year-end preparation, planning and services relating to preparation of federal and state tax returns.
The Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining accountants’ independence and has determined that such services are compatible with maintaining accountants’ independence.
Pre-Approval Policy
The Audit Committee has not adopted a policy for pre-approval of all audit and non-audit services by its independent auditors, but it has routinely approved all audit and permitted non-audit services to be performed for Zareba Systems by its independent auditors.
REPORT OF AUDIT COMMITTEE
In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of Zareba Systems. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:
(1)	reviewed and discussed the audited financial statements with management;

(2)	discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61 as modified and supplemented (Audit Committee Communications); and

(3)	reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2008 as filed by Zareba Systems with the Securities and Exchange Commission.
Members of the Audit Committee
William R. Franta
Eugene W. Courtney
Michael L. Bochert
SHAREHOLDER PROPOSALS AND NOMINATIONS OF DIRECTOR CANDIDATES
Any appropriate proposal submitted by a shareholder of Zareba Systems and intended to be presented at the 2009 Annual Meeting must be received by us no later than June 5, 2009 to be included in our proxy statement and related proxy for the 2009 Annual Meeting.
If a shareholder proposal intended to be presented at the 2009 Annual Meeting but not included in the proxy materials is received by us after August 19, 2009, then the persons named in our proxy form for the 2009 Annual Meeting will have discretionary authority to vote the shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company’s materials.
Also, our Amended and Restated Bylaws permit shareholders to make nominations for the election of directors and propose business to be brought before any regular meeting of shareholders, provided advance written notice of such nomination or proposal is received by us on or before June 5, 2009. According to our Amended and Restated Bylaws, a shareholder nomination or proposal received outside of this time period will be considered untimely and the chairman of the meeting shall refuse to acknowledge such untimely nomination or proposal.
We will inform you of any changes of the aforesaid dates in a timely manner and will provide notice of the new dates in our earliest possible quarterly report on Form 10-Q.
Any shareholder nomination or proposal must be submitted in accordance with our Amended and Restated Bylaws and comply with any applicable laws and regulations. All submissions should be made to our Chief Financial Officer at our principal offices at 13705 26th Avenue N., Suite 102, Minneapolis, MN 55441.
ANNUAL REPORT
A copy of our Annual Report to Shareholders for the fiscal year ended June 30, 2008, including financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.
FORM 10-K
ZAREBA SYSTEMS WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2008, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND A LIST OF EXHIBITS TO SUCH FORM 10-K. ZAREBA SYSTEMS WILL FURNISH TO ANY SUCH PERSON ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K UPON THE ADVANCE PAYMENT OF REASONABLE FEES. REQUESTS FOR A COPY OF THE FORM 10-K AND/OR ANY EXHIBIT(S) SHOULD BE DIRECTED TO THE CHIEF FINANCIAL OFFICER OF ZAREBA SYSTEMS, INC., 13705 26TH AVENUE N., SUITE 102, MINNEAPOLIS, MINNESOTA 55441. YOUR REQUEST MUST CONTAIN A REPRESENTATION THAT, AS OF SEPTEMBER 11, 2008, YOU WERE A BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS. THE FORM 10-K IS ALSO AVAILABLE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV.

OTHER BUSINESS
Management knows of no other matters to be presented at the 2008 Annual Meeting. If any other matter properly comes before the 2008 Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.
SOLICITATION
The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of stock, will be borne by us, and such solicitation will be effected solely by mail, provided that it is expected that banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies and will be reimbursed for their reasonable expenses incurred in connection therewith. If it should become necessary, our directors, officers or regular employees may, without compensation beyond their regular compensation, solicit proxies personally or by telephone.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Dale A. Nordquist
Dale A. Nordquist
President and Chief Executive Officer

PROXY
This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints DALE A. NORDQUIST and JEFFREY S. MATHIESEN with full power of substitution, as proxy to vote for me and in my name with like effect as if I were personally present and voting at the Annual Meeting of Shareholders of Zareba Systems, Inc., called to be held at 2:30 p.m., CDT, Thursday, November 6, 2008, at the offices of Fredrikson & Byron, 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402, and at all adjournments thereof, hereby revoking any proxy or proxies heretofore given.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made as to a particular proposal, this proxy will be voted for such proposal.

The Board of Directors recommends that you vote “FOR” each proposal.	Check One Box Only For each Proposal

1.	NUMBER OF DIRECTORS.
     Proposal to establish the number of directors at five (5).                     ☐ FOR     ☐ AGAINST     ☐ ABSTAIN

2.	ELECT CLASS I DIRECTORS: Nominees: William R. Franta, John A. Grimstad, Dale A. Nordquist

☐ FOR all nominees listed above (except any name listed below) Name:	☐ WITHHOLD AUTHORITY to vote for all nominees listed above

3.	RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal to ratify the appointment of Virchow, Krause & Company LLP as our independent registered public accounting firm for the year ending June 30, 2009.
                                                                                                                               ☐ FOR      ☐ AGAINST      ☐ ABSTAIN

4.	OTHER MATTERS.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Please sign exactly as your name appears above. Executors, administrators, trustees, guardians, etc., so indicate when signing. For stock held in joint tenancy, each joint owner should sign.

Signature	Date	, 2008

Signature, if held jointly	Date	, 2008

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED
PRE-PAID ENVELOPE OR FAX YOUR PROXY TO 763-509-7450
Zareba Systems, Inc., Investor Relations, 13705 26th Avenue N., Suite 102, Minneapolis, MN 55441